Exhibit 10.8
BONDING SUPPORT AGREEMENT
     THIS BONDING SUPPORT AGREEMENT (this “Agreement”) is made as of June 21, 2010, with an effective date of December 29, 2009 by and between Energy Focus, Inc., a Delaware corporation (the “Company”), and The Quercus Trust, a trust formed under the laws of the State of California (“Investor”).
Recitals
     A. The Company is in the process of acquiring or has acquired all of the member interests of Stones River Companies, LLC, a Tennessee limited liability company (“SRC”). SRC is in the turnkey lighting retrofit business. In the regular course of its business, SRC must routinely provide performance bonds to secure the payment and performance of its obligations on its projects. As part of the acquisition of the member interests of SRC, the Company must provide extended surety capacity (the “Bond”) by The Hanover Insurance Company through its agent, the Oswald Companies (collectively, the “Bonding Company”), of $5,000,000.00 single/$10,000,000.00 aggregate coverage, to secure the obligations of SRC on its projects. The Company has requested Investor’s assistance in supporting the Bond and Investor is willing to do so.
     B. As collateral for the Bond, Investor is willing to provide an irrevocable, twenty-four-month, cash collateral deposit (the “Deposit”) or financial institution letter of credit (the “Letter of Credit”) in the amount of $300,000.00 on terms reasonably acceptable to (i) the Bonding Company, (ii) the Company, and (iii) Investor (collectively, the “Relevant Parties”). In order to induce Investor to provide the Deposit or the Letter of Credit, the Company is willing (i) to issue to Investor or its designee (the “Recipient”) 150,000 five-year warrants exercisable at $0.01 per share to permit the Recipient to purchase 150,000 shares of the Company’s Common Stock, and (ii) to provide to Investor the other consideration and covenants set forth below. The Company’s shares of Common Stock are listed for trading on the Nasdaq Global Market.
Agreements
     In consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Terms of the Transaction. (a) As collateral for the issuance of the Bond by the Bonding Company, Investor has provided an irrevocable, twenty-four-month Deposit in the minimum amount of $300,000.00 on terms reasonably acceptable to the various parties to the Bond agreements (the “Relevant Parties”). The Bonding Company shall hold the Deposit in a segregated account, in the name of the Investor, and earmarked for bond support for the Company. In the alternative, the Investor may provide an irrevocable, twenty-four-month Letter of Credit in favor of the Bonding Company, in the same amount, on the Bonding Company’s form, and at a financial institution reasonably acceptable to the Relevant Parties to serve as collateral for the Bond.

     (b) As consideration for the provision of the Deposit or the Letter of Credit, the Company shall issue to the Recipient a five-year Common Stock Purchase Warrant (the “Warrant”) covering warrants to purchase 150,000 shares of its Common Stock at $0.01 per share pursuant to a Warrant Acquisition Agreement of even date. The Warrant is not exercisable unless and until approved by the Company’s shareholders at its annual meeting in 2010 or at a special shareholder meeting in 2010 called for that purpose. If shareholders do not approve the Warrant in 2010 at a special or the annual meeting, the Warrant shall terminate. If the Company replaces and releases, or simply releases, the Deposit or the Letter of Credit within six (6) months of the date of this Agreement, the number of warrants covered by the Warrant shall reduce to a number of warrants equal to the product of (i) the number of full months elapsed since the date of this Agreement times (ii) 12,500.
     (c) The Company shall pay Investor interest on the outstanding principal amount of the Deposit or the face amount of the Letter of Credit at the simple interest rate of ten percent (10.0%) per year quarterly in arrears, beginning on the first day of the calendar quarter following the date of this Agreement, and at maturity.
     (d) If Investor has provided a Letter of Credit, as further consideration for the provision of the Letter of Credit, the Company agrees to promptly reimburse Investor for any monies that Investor is required to pay, and pays, to the Letter of Credit financial institution.
     (e) If Investor has provided a Deposit, as further consideration for the provision of the Deposit, the Company agrees to promptly reimburse Investor for any monies that Investor is required to pay, and pays, to the Bonding Company as draws on the Deposit.
     (f) The Company shall promptly reimburse Investor for the payment by Investor of any reasonable letter of credit fee that the Letter of Credit financial institution may charge for issuing the Letter of Credit.
     (g) The obligations of the Company under this Agreement shall be secured by the collateral covered by a Stock Pledge Agreement between the Company and Investor of even date.
     (h) Upon any dissolution, winding up, or liquidation of the Company in a bankruptcy, insolvency, or receivership proceeding, the Company shall not pay, and the Investor shall not be entitled to receive, any of the principal of and interest on the Deposit unless and until the Senior Indebtedness shall have been paid or discharged (provided that the foregoing shall not be required to prohibit Investor from taking action to enforce its rights prior to the liquidation of the Company or initiation of bankruptcy proceedings, nor to enforce its securities interest under the Stock Pledge Agreement at any time). For purposes of this Section 1(h), “Senior Indebtedness” shall mean the principal of and unpaid accrued interest on (x) all indebtedness of the Company and its wholly-owned, British subsidiary, Crescent Lighting, Ltd. (“ Crescent”) to banks, insurance companies, or other financial institutions regularly engaged in the business of lending money, which is money borrowed by the Company or Crescent, whether or not secured, and (y) any such indebtedness or any debentures, notes, or other evidence of indebtedness issued in exchange for such Senior Indebtedness or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.
     (i) If a “Liquidity Event” occurs before the full return of the principal amount of the Deposit, or the expiration of the Letter of Credit, at maturity twenty-four (24) months from the date of this Agreement, as may be extended according to the terms of this Agreement, the Company shall pay Investor upon the closing of the Liquidity Event an interest premium amount equal to one hundred percent (100%) of the interest on the Deposit or the Letter of Credit then accrued and unpaid under Section 1(c) of this Agreement. As used in this Section 1(i), the term “Liquidity Event” means (x) the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to that merger or consolidation, or (y) the Company shall sell substantially all of its assets, with its assets for this purpose excluding its Fiberstars and United States Commercial units.
     (j) The Company shall have the right to replace and release, or simply release, the Deposit or the Letter of Credit to Investor at any time prior to maturity twenty-four (24) months from the date of this Agreement, as may be extended according to the terms of this Agreement, following at least thirty (30) days prior written notice to Investor or with the written consent of Investor, and upon the Company’s payment to Investor of twelve (12) months interest at the rate set forth in Section 1(c).
     (k) The Company and Investor may extend the term of the Deposit or of the Letter of Credit for an additional twelve (12) months by written agreement no later than eleven (11) months from the date of this Agreement.
     Section 2. Company’s Representations and Warranties. The Company makes the following representations and warranties:
     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (b) All corporate action on the part of the Company and its officers, directors and shareholders necessary for the execution, delivery and performance of this Agreement and the Warrant Acquisition Agreement and the authorization, issuance and delivery of the Warrant being issued pursuant to this Agreement and the Warrant Acquisition Agreement has been taken as of the date hereof; provided, however, that Investor shall not have the right to exercise the warrant unless and until the shareholders of the Company have approved it in 2010 at their regular annual meeting or a special meeting held for that purpose.
     (c) The Company is not in violation of any applicable statute, rule or regulation adopted, enacted or promulgated by any government or governmental authority the consequence of which would have an adverse effect on consummation of the transactions contemplated by this Agreement in accordance with its terms or a material adverse effect on the Company’s business or financial condition.

     (d) Neither execution and delivery of this Agreement by the Company nor consummation of the transactions contemplated hereby will (i) violate or conflict with the articles of incorporation or by-laws of the Company, (ii) violate any provisions of law applicable to the Company, or (iii) violate, conflict with or result in a breach of or default under any contract, instrument or other agreement to which the Company is a party or any governmental or judicial order or decree applicable to the Company.
     Section 3. Investor’s Representations and Warranties. Investor makes the following representations and warranties:
     (a) Investor is a resident of the State of California.
     (b) Investor has taken all action that is necessary on its part for the execution, delivery and performance of this Agreement and the Warrant Acquisition Agreement as of the date hereof.
     (c) Investor is not in violation of any applicable statute, rule or regulation adopted, enacted or promulgated by any government or governmental authority the consequence of which would have an adverse effect on consummation of the transactions contemplated by this Agreement in accordance with its terms or a material adverse effect on Investor’s financial condition.
     (d) Neither execution and delivery of this Agreement by Investor nor consummation of the transactions contemplated hereby will (i) violate any provisions of law applicable to Investor, or (ii) violate, conflict with or result in a breach of or default under any contract, instrument or other agreement to which Investor is a party or any governmental or judicial order or decree applicable to Investor.
     (e) (i) All documents, records and books of the Company requested by Investor have been made available or delivered to Investor and all questions of Investor relating to this transaction have been answered by the Company; (ii) Investor understands that the Warrant and the shares of Common Stock covered by it (the “Shares”) are a speculative investment which involve a high degree of risk of loss by Investor of its investment therein; (iii) it has been offered the opportunity to ask questions of appropriate officers of the Company with respect to its business and affairs, and such officers have answered all such questions to its satisfaction; (iv) its purchase of the Warrant is being made for Investor’s own account for investment purposes and with no intention of immediate distribution; (v) Investor has the requisite knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in the Warrant; (vi) it is aware that the Warrant and each of the Shares may be a “restricted security” within the meaning of such term under Rule 144 of the Rules of the SEC (“Rule 144”), that the Warrant and the Shares may be subject to the resale restrictions of Rule 144 (unless another exemption is available under the Securities Act of 1933, as amended (the “Securities Act”)), and that, if Investor at any time is deemed to be an affiliate of the Company, the Warrant and the Shares may be subject to the additional resale restrictions under Rule 144 applicable to affiliates; (vii) it is aware that until the Warrant or the Shares may be registered under the Securities Act, it may be unable to liquidate its investment in them despite a need to do so; and (viii) it is aware that the Warrant and the Shares may bear a legend conditioning the transfer of them upon the receipt of a satisfactory opinion to the effect that any proposed transfer of them is exempt from registration under the Securities Act, or the like.
     (f) Investor is an accredited investor under Rule 501(a) of Regulation D under the Securities Act of 1933 (the “Act”).
     Section 4. Brokers Commissions. Investor will indemnify and hold harmless the Company from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Investor to bring about, or to represent it in, the transaction contemplated hereby. The Company will indemnify and hold harmless Investor from the commission, fee or claim of any person, firm or corporation employed or retained by the Company to bring about, or to represent it in, the transaction contemplated hereby.
     Section 5. Amendment and Modification. The parties hereto may not amend, modify or supplement this Agreement except by a writing signed by both of the parties hereto.
     Section 6. Binding Effect, No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party shall be entitled to assign its rights hereunder except upon the other party’s prior written consent; provided, however, (a) that Company may assign this Agreement in connection with a merger or consolidation involving Company, or a sale of substantially all of Company’s assets, so long as the purchaser or assignee assumes Company’s obligations under this Agreement, and (b) that Investor may assign this Agreement to a Recipient and in connection with a permitted sale or transfer of the Warrant and the Warrant Acquisition Agreement.
     Section 7. Entire Agreement. This instrument contains the entire agreement of the parties hereto with respect to the transactions contemplated herein, and supersedes all prior understandings and agreements of the parties with respect to the subject matter hereof.
     Section 8. Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     Section 9. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
     Section 10. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without regard to the conflicts of law principles thereof. Each of the parties hereto consents to the jurisdiction of the federal and state courts located in the State of Ohio for any dispute hereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENERGY FOCUS, INC.
/s/ Joseph G. Kaveski
Joseph G. Kaveski
Chief Executive Officer

INVESTOR: THE QUERCUS TRUST
/s/ David Gelbaum
David Gelbaum
Co-Trustee

Bonding Support Agreement